Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

Leading Global Hearing Aid Manufacturer To Implement CDC Software’s Pivotal CRM Solution
Throughout Its Worldwide Sites

More than 700 Employees at Starkey Laboratories are Expected to Use the Pivotal CRM Suite of
Applications to Help Fuel Their Expansion and Strengthen their Superior Customer Service

HONG KONG, ATLANTA – January 20, 2009 – CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today that Starkey Laboratories, Inc., one of the world’s leading hearing technology companies, plans to implement Pivotal CRM at its worldwide sites to help centralize and streamline customer information to strengthen their high quality customer service and support long-term growth.

More than 700 Starkey employees from their marketing, sales, customer service and warranty departments are expected to be using Pivotal CRM at its offices located in the U.S. and in facilities in 18 other countries. Starkey plans to use Pivotal CRM’s comprehensive functionality in sales force and service automation, marketing automation, partner management, mobile and handheld, call scripting, and enterprise performance management.

Eden Prairie, Minnesota-based Starkey is a privately-held, global hearing technology company that is recognized for its innovative design, development and distribution of comprehensive digital hearing systems. Founded in 1967, Starkey employs more than 3,500 people, operates 22 facilities and conducts business in more than 100 markets worldwide.

Starkey outgrew its sales force and contact management system, and selected Pivotal CRM for its deep out-of-the-box functionality, scalability, and the flexibility to configure the applications to their unique business processes.

“We like that Pivotal CRM offers functionality that is designed to make it easier for us to market, sell and service customers across all our channels, strengthening our customer service and ultimately helping our bottom line,” said Keith Guggenberger, senior vice president of operations at Starkey. “We looked at other major CRM systems and feel that Pivotal CRM is ideally suited to address our specific business processes, as well as support our long-term growth.”

“We are very excited to add such a prestigious global leading manufacturer to our customer base,” said Bruce Cameron, president of CDC Software. “We believe that this implementation further illustrates Pivotal CRM’s success in fostering continuous improvement and meeting the specific needs of manufacturers with complex and distinct business processes governing their customer relationships.”

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly-flexible application platform, a full-customer-relationship-management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile and handheld, partner management, and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our expectations regarding the implementation and use of Pivotal CRM at Starkey Laboratories, our beliefs regarding the rate and continuation of user adoption, the cost of ownership of Pivotal CRM and our customers’ plans with respect to implementation of our products, our beliefs regarding the features and functionality of Pivotal CRM and the potential benefits and performance thereof for users, including increases in productivity and other benefits, our beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal CRM and the ease of implementation thereof, the ability of Pivotal CRM to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage, our beliefs with respect to our market position as a provider of CRM solutions and other statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets; and changes in the economy and customer needs or requirements. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.